                                                                 Exhibit (a)(1)

                          Offer to Purchase for Cash
                       All of the Shares of Common Stock
          (Including the Associated Preferred Share Purchase Rights)
                                      of
                              Varlen Corporation
                                      at
                             $35.00 Net Per Share
                                      by
                        Track Acquisition Incorporated
                         a wholly owned subsidiary of
                        Amsted Industries Incorporated


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                   TIME, ON
             MONDAY, JUNE 21, 1999, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.10 PER SHARE (THE "COMMON STOCK"), INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS (THE "RIGHTS" AND, TOGETHER WITH THE COMMON STOCK, THE "SHARES"), OF VARLEN CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY THE PURCHASER AND ITS AFFILIATES, WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"); (II) THE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY'S BOARD OF DIRECTORS, OR THE PURCHASER OTHERWISE BEING SATISFIED IN ITS SOLE DISCRETION THAT THE RIGHTS ARE OTHERWISE INVALID OR INAPPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREIN (THE "RIGHTS CONDITION"); (III) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER BEING APPROVED PURSUANT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW OR THE PURCHASER BEING SATISFIED IN ITS SOLE DISCRETION THAT THE PROVISIONS OF
SECTION 203 RESTRICTING CERTAIN BUSINESS COMBINATIONS ARE INVALID OR INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER (AS DEFINED HEREIN) (BY ACTION OF THE COMPANY'S BOARD OF DIRECTORS, THE ACQUISITION OF A SUFFICIENT NUMBER OF SHARES OR OTHERWISE) (THE "SECTION 203 CONDITION"); AND (IV) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND UNDER ANY LAWS OF FOREIGN JURISDICTIONS THAT ARE APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "ANTITRUST CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13.

   THE OFFER IS NOT CONDITIONED UPON PARENT OR THE PURCHASER OBTAINING
FINANCING.

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), (2) follow the procedure for book-entry tender of Shares set forth in
Section 3 or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

   The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance may be directed to the Information Agent (as defined herein) or to the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent, the Dealer Manager or to brokers, dealers, commercial banks or trust companies.

                     The Dealer Manager for the Offer is:

                             SALOMON SMITH BARNEY

May 24, 1999

                               TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----
INTRODUCTION..............................................................   1
   1. Terms of the Offer..................................................   3
   2. Acceptance for Payment and Payment for Shares.......................   4
   3. Procedure for Tendering Shares......................................   5
   4. Rights of Withdrawal................................................   9
   5. Certain Federal Income Tax Consequences of the Offer................   9
   6. Price Range of Shares; Dividends....................................  10
   7. Effect of the Offer on the Market for the Shares, Stock Quotation,
      Margin Regulations and Exchange Act Registration....................  10
   8. Certain Information Concerning the Company..........................  11
   9. Certain Information Concerning Parent and the Purchaser.............  13
  10. Background of the Offer; Contacts with the Company..................  15
  11. Purpose of the Offer; Plans for the Company; the Proposed Merger....  18
  12. Source and Amount of Funds..........................................  21
  13. Certain Conditions of the Offer.....................................  22
  14. Dividends and Distributions.........................................  25
  15. Certain Legal Matters...............................................  25
  16. Fees and Expenses...................................................  27
  17. Miscellaneous.......................................................  28

Schedule A Information Concerning the Directors and Executive Officers of
 Amsted Industries Incorporated and Track Acquisition Incorporated........ A-1
Schedule B Acquisition of Shares.......................................... B-1
Schedule C Summary of Rights.............................................. C-1

To the Holders of Shares of Varlen Corporation:

                                 INTRODUCTION

   Track Acquisition Incorporated, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Amsted Industries Incorporated, a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Common Stock"), of Varlen Corporation, a Delaware corporation (the "Company"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 17, 1996, as amended (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent (the Common Stock and the Rights together are referred to herein as the "Shares"), at $35.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary (as defined herein) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. The Purchaser will pay all charges and expenses of Citibank, N.A., as depositary (the "Depositary"), Salomon Smith Barney Inc. ("Salomon Smith Barney") as dealer manager (the "Dealer Manager"), and Innisfree M&A Incorporated, as information agent (the "Information Agent"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THE MINIMUM TENDER CONDITION; (II) THE RIGHTS CONDITION; (III) THE SECTION 203 CONDITION; AND
(IV) THE ANTITRUST CONDITION. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13. THE OFFER IS NOT CONDITIONED UPON PARENT OR THE PURCHASER OBTAINING FINANCING.

   Purpose of the Offer; The Proposed Merger. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect a merger or some similar business combination (the "Proposed Merger") between the Company and the Purchaser or an affiliate thereof, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent, or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law) would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest. See
Section 11.

   Parent and the Purchaser are seeking to negotiate with the Company with respect to the acquisition of the Company by Parent. The Purchaser reserves the right to amend the Offer upon entering into a merger agreement with the Company.

   Parent has requested that the Board of Directors of the Company redeem the Rights or otherwise take action to render the Rights inapplicable to the Offer and the Proposed Merger. If the Board of Directors does not do so, in connection with the Offer and the Proposed Merger and in order to satisfy the Rights Condition, Parent and the Purchaser intend, if necessary, to solicit written consents from the holders of Shares to remove the Company's Board of Directors and to elect nominees of the Purchaser as the directors of the Company. As an alternative to or in addition to the solicitation of consents, the Purchaser may seek through the solicitation of proxies from holders of Shares to elect, at an annual or special meeting of the Company's stockholders, nominees of the Purchaser as the directors of the Company. If Parent commences a solicitation of proxies or consents from the holders of Shares and the Purchaser's nominees are elected to the Board of Directors of the Company, the Purchaser expects that such nominees will, subject to their fiduciary duties to stockholders of the Company in light of the circumstances then existing, take all necessary action to redeem the Rights and thereby satisfy the Rights Condition, approve the acquisition of Shares pursuant to the Offer and the Proposed Merger, satisfy the Section 203 Condition and authorize the Company to enter into a merger agreement with Parent and the Purchaser to effect the Proposed Merger.

   THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PARENT OR THE PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "EXCHANGE ACT").

   In the event the Purchaser obtains 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will effect the Proposed Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 11.

   Minimum Tender Condition. The Offer is conditioned on, among other things, there being validly tendered prior to the Expiration Date (as defined below) and not withdrawn at least that number of Shares (the "Minimum Number of Shares") that, together with the Shares beneficially owned by the Purchaser, would represent a majority of all outstanding Shares on a fully diluted basis on the date of purchase. For purposes of the Offer (other than in the context of financial statement information), on a "fully diluted basis" means, as of any date, the number of Shares outstanding together with Shares that the Company is required to issue pursuant to obligations outstanding at that date under convertible securities, warrants, stock options or otherwise upon conversion or exercise thereof. The Purchaser reserves the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC")) to waive or reduce the minimum tender condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Shares. See Sections 1 and 14.

   According to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999 (the "Company 10-K"), as of April 1, 1999, there were 17,010,934 Shares issued and outstanding and, as of January 31, 1999, there were 706,535 Shares subject to issuance upon exercise of outstanding options. The Purchaser owns 100 Shares. Based on the foregoing and assuming that no options were granted or canceled or expired after January 31, 1999, and assuming no Shares were issued or reacquired since April 1, 1999, there would be 17,717,469 Shares outstanding on a fully diluted basis on May 24, 1999, and, given the Purchaser's and its affiliates' ownership of 100 Shares, the Minimum Number of Shares on such date would be 8,858,685. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

   Rights Condition. The Offer is conditioned on, among other things, the Rights Condition being satisfied. See Section 13. Unless the Rights Condition shall have been satisfied, stockholders will be required to tender one Right for each share of Common Stock tendered in order to effect a valid tender in accordance with the procedures set forth in Section 2. The tender of Rights with Common Stock shall not, in itself, however, satisfy the Rights Condition. Unless separate certificates for the Rights are issued, a tender of Common Stock will also constitute a tender of the associated Rights. For a description of the Rights, see Schedule C.

   The Section 203 Condition. The Offer is conditioned on, among other things, the Section 203 Condition being satisfied. See Section 13. The Offer is subject to the condition that the acquisition of Shares pursuant to the Offer and the Proposed Merger shall have been approved pursuant to Section 203 of the DGCL ("Section 203") or that the Purchaser shall be satisfied in its sole discretion that the provisions of Section 203 restricting certain business combinations are invalid or inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger (by action of the Company's Board of Directors, the acquisition of a sufficient number of Shares or otherwise). The provisions of Section 203 are described in Section 11.

   There can be no assurance that the Board will approve the acquisition of Shares pursuant to the Offer and the Proposed Merger for purposes of Section
203. Even if such Board approval is not obtained, Section 203 will be inapplicable to the Offer and the Proposed Merger if, upon the purchase of Shares pursuant to the Offer, the Purchaser owns at least 85% of the outstanding Shares, excluding for purposes of determining the number of Shares outstanding those Shares owned (i) by persons who are directors and also officers of the Company and (ii) employee stock plans of the Company in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer.

   The Antitrust Condition. The Offer is conditioned on, among other things, the Antitrust Condition being satisfied. For a more detailed description of certain time periods applicable to this condition, see Section 15.

   Certain other conditions to the Offer are described in Section 13. The Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. See Sections 1, 11, 13 and 15.

   The Offer is not conditioned upon Parent or the Purchaser obtaining financing.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer.

   Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section
4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, June 21, 1999, unless and until the Purchaser shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

   Subject to the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See
Section 4. Subject to the applicable regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any of the conditions set forth in Section 13 are not satisfied and (ii) to waive any condition and to set forth or change any other term or condition of the Offer, by giving oral or written notice of such delay, termination, amendment or waiver to the Depositary and by making a public announcement thereof. If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to the terms and conditions of the Offer, including but not limited to the Offer Conditions, it will accept for payment and promptly pay for all Shares so accepted for payment. The Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

   Any extension, delay, termination, amendment or waiver of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

   The Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

   If, prior to the Expiration Date, the Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended so that it shall not expire earlier than the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

   A request is being made to the Company for the use of the Company's stockholder list and security position listings for the purpose of, among other things, disseminating the Offer to stockholders. Upon compliance by the Company with such request, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later of (i) the satisfaction of the Antitrust Condition and the date all required filings or consents, registrations, approvals, permits or authorizations of any governmental entity shall have been obtained on terms satisfactory to Purchaser in its sole discretion and (ii) the Expiration Date, if at the time of the later of the occurrence of (i) and (ii) above, the Offer Conditions have been satisfied or waived.

   In addition, subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See
Section 13. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

   The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares.

   Valid Tender. To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

   Unless the Rights Condition is satisfied, stockholders will be required to tender one Right (subject to adjustment) for each share of Common Stock tendered in order to effect a valid tender of Shares. Accordingly, stockholders who sell their Rights separately from their shares of Common Stock and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of such shares. Unless separate certificates representing the Rights are issued, a tender of shares of Common Stock will also constitute a tender of the associated Rights.

   Rights are presently evidenced by the certificates for the Common Stock, and the tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. However, after a Distribution Date (as defined in the Rights Agreement), upon request the Rights Agent will send to each record holder of Shares as of the close of business on the Distribution Date a Rights certificate evidencing one Right for each share of Common Stock held. Pursuant to the Offer, no separate payment will be made by the Purchaser for the Rights. If separate certificates representing the Rights are issued to holders of Common Stock prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering stockholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights

Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of shares of Common Stock if certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment shares of Common Stock tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

   Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Distribution Date occurs, a tendering stockholder will be required to tender Rights by means of physical delivery of certificates for Rights to the Depositary (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of such security) of Shares (or Rights, if applicable) tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares (or Rights, if applicable) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. A stockholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (or Rights, if applicable) by following all of the procedures set forth below:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for all tendered Shares or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within (a) in the case of Shares, three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three trading days after the date certificates for Rights are distributed to stockholders by the Rights Agent. A "trading day" is any day on which the Nasdaq Stock Market's National Market (the "Nasdaq National Market") is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to certificates for Rights and the requirement for the tender of Rights will no longer apply.

   Tender Constitutes an Agreement. The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after May 24, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Purchaser designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). If, however, the tendering stockholder completes the box entitled "Special Payment Instructions" on the Letter of Transmittal, the person to whom payment is to be made, rather than the tendering stockholder, should complete and sign Substitute Form W-9. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. Rights of Withdrawal.

   Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 22, 1999 (or such later date as may apply in case the Offer is extended).

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

   If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. Certain Federal Income Tax Consequences of the Offer.

   Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Proposed Merger will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. The tax consequences of the receipt of cash in exchange for Shares pursuant to the Offer of the Proposed Merger may vary depending on, among other things, the particular circumstances of a stockholder. For federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Proposed Merger generally will recognize gain or loss equal to the difference between such stockholder's adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder's holding period in such Shares for federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain recognized by a non-corporate stockholder is generally subject to tax at a maximum rate of 20%. In addition, a stockholder's ability to use capital losses to offset ordinary income is limited.

   A stockholder that tenders Shares pursuant to the Offer or exchanges Shares for cash pursuant to the Proposed Merger may be subject to backup withholding at a rate of 31% unless such stockholder provides a TIN and certifies under penalties of perjury that such TIN is correct or properly certifies that such stockholder is awaiting a TIN, or unless an exemption applies. See "Backup Withholding" under Section 3 and Instruction 9 in the Letter of Transmittal.

   THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM, IN THEIR PARTICULAR CIRCUMSTANCES, OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6. Price Range of Shares; Dividends.

   The Shares are traded on the Nasdaq National Market under the symbol "VRLN." The following table sets forth, for the fiscal quarters indicated, dividends per Share and the high and low bid quotations for the Shares on the Nasdaq National Market, based upon published financial sources. All dividend amounts and Share prices have been adjusted to reflect a three-for-two stock split paid to stockholders of record on October 31, 1997 and a five-for-four stock split paid to stockholders of record on October 30, 1998.

                                                   Dividends     Sale Price
                                                   --------- -------------------
Fiscal Year Ended January 31                                   High       Low
----------------------------                                 --------- ---------
1998:
  First Quarter...................................  $0.048   $11 1/16  $ 9 43/64
  Second Quarter..................................   0.048    17        11 17/32
  Third Quarter...................................   0.048    25 1/16   15 19/32
  Fourth Quarter..................................   0.048    22 51/64  19
1999:
  First Quarter...................................   0.048    30 45/64  19 29/32
  Second Quarter..................................   0.048    30 19/64  24 1/2
  Third Quarter...................................   0.048    25 21/32  17 45/64
  Fourth Quarter..................................   0.050    28 3/4    22 11/32
2000:
  First Quarter...................................   0.050    28        20 1/2
  Second Quarter (through May 17, 1999)...........     --     28 3/16   25 13/16

   The Rights trade together with the Common Stock. On May 17, 1999, the last full trading day prior to the public disclosure that Parent proposed to commence the Offer, the reported closing bid price per Share reported on the Nasdaq National Market was $25 13/16. On May 21, 1999, the last full trading day prior to commencement of the Offer, the reported closing bid price per Share reported on the Nasdaq National Market was $37.00. Stockholders are urged to obtain a current market quotation for the Shares.

7. Effect of the Offer on the Market for the Shares, Stock Quotation, Margin Regulations and Exchange Act Registration.

   Market for Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Stock Quotation. The Shares are authorized for quotation on the Nasdaq National Market. According to published guidelines of the Nasdaq National Market, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of Shares publicly held were less than

750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares were less than $5,000,000, net tangible assets were less than $4,000,000 and there were fewer than two registered and active market makers for the Shares, or (ii) the number of Shares publicly held were less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares were less than $15,000,000, and either (x) the Company's market capitalization was less than $50,000,000 or
(y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years were less than $50,000,000 and there were fewer than four registered and active market makers. Shares held directly or indirectly by directors or officers of the Company or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company 10-K, as of January 31, 1999, there were approximately 400 stockholders of record.

   If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges (with trades published by such exchanges), the Nasdaq Stock Market (with quotations published in the Nasdaq "additional list" or in one of the "local lists") or in the over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

   Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

8. Certain Information Concerning the Company.

   The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Information Agent or the Dealer Manager can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Information Agent or the Dealer Manager.

   The Company is a Delaware corporation with its principal executive offices located at 55 Shuman Boulevard, P.O. Box 3089, Naperville, Illinois 60566-7089, and its telephone number is (630) 420-0400. The following description of the Company's business has been taken from, and is qualified in its entirety by reference to, the Company 10-K.

   The Company was founded in 1969 and designs, manufactures and markets products used in the manufacturing of components for locomotives, railcars and track fasteners in its Railroad Products segment, components for automobiles, light and heavy duty trucks in its Vehicular Products segment and petroleum analyzers in its Petroleum Analyzers segment.

   The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Company 10-K. More comprehensive financial and other information is included in such report (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the SEC. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the SEC and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                              VARLEN CORPORATION
                               AND SUBSIDIARIES

                  Selected Consolidated Financial Information

                                                   Fiscal Year Ended January
                                                              31,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
                                                         (in thousands)
Statement of Earnings Data:
Net sales......................................... $646,672  $522,254  $409,475
Gross profit......................................  168,737   129,670   100,448
Selling, general and administrative expenses......   90,763    74,887    63,607
Earnings from operations..........................   77,974    54,783    36,841
Interest expense..................................   (7,309)   (9,536)   (9,402)
Interest income...................................      812       234       662
Gain on sale of business..........................    --        --        3,730
Net earnings...................................... $ 41,242  $ 25,651  $ 17,857
Balance Sheet Data (at year end):
Current assets.................................... $178,403  $150,167
Total assets......................................  475,524   419,101
Current liabilities...............................  103,609    76,143
Long-term debt....................................   94,643   104,715
Stockholder's equity.............................. $240,920  $198,792

   Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the

SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Chicago, Illinois 60606, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the SEC's website on the Internet, at http://www.sec.gov.

9. Certain Information Concerning Parent and the Purchaser.

   Parent is a Delaware corporation whose principal executive offices are located at 44th Floor--Boulevard Towers South, 205 North Michigan Avenue, Chicago, Illinois 60601.

   Parent is composed of six decentralized entities whose products fall into three product categories: railroad, construction and building, and general industrial. Railroad products are manufactured by American Steel Foundries and Griffin Wheel and include components for railroad freight cars and locomotives, such as side frames and bolsters, wheels and coupling products. Construction and building products are manufactured by two of Parent's entities: Griffin Pipe produces ductile iron pressure pipe and fittings for fresh water and waste water transmission, and Baltimore Aircoil produces evaporative heat transfer and ice thermal storage equipment used in air conditioning applications for large buildings. General industrial products are manufactured by four of Parent's entities: American Steel Foundries, Baltimore Aircoil, Burgess-Norton and Diamond Chain. This category includes products for the automotive and truck industry, such as fifth wheels, piston pins and powder metal parts; evaporative heat transfer equipment for industrial cooling applications; and roller chain for a variety of applications. In May 1999, Parent sold its Macwhyte Company division, which produces wire rope for industrial applications.

   The Purchaser's principal executive offices are located care of Amsted Industries Incorporated, 44th Floor- Boulevard Towers South, 205 North Michigan Avenue, Chicago, Illinois 60601. The Purchaser is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

   Additional Information. As a privately-held company, Parent is not subject to the information and reporting requirements of the Exchange Act and is not required to file reports and other information with the SEC relating to its business, financial condition and other matters.

   Set forth below are certain financial highlights relating to Parent.

                        AMSTED INDUSTRIES INCORPORATED
                               AND SUBSIDIARIES

                Selected Consolidated Financial Information (1)

                                                Fiscal Year Ended September 30,
                                                --------------------------------
                                                   1998       1997       1996
                                                ---------- ---------- ----------
                                                         (in thousands)
Income Statement Data:
Sales.......................................... $1,251,744 $1,104,515 $1,142,664
Net income.....................................     83,500     55,300     76,900

Balance Sheet Data (at year end):
Total assets................................... $  816,409 $  806,843
Long-term debt.................................     62,700     57,065
Redeemable stockholders' equity (2)............    369,498    379,125

---------------------
(1) Derived from audited consolidated financial statements of Parent and its consolidated subsidiaries.
(2) All of the outstanding shares of Parent's common stock are held by the Amsted Industries Incorporated Employees' Stock Ownership Plan (ESOP). All such shares are redeemable under a diversification program or upon termination of employment, generally at the option of the participant, at periodically determined values based upon independent valuations.

   The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule A to this Offer to Purchase.

   Except as set forth in Section 10 and Schedule B, neither of Parent nor the Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A nor any associate or majority-owned subsidiary of either of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Except as set forth in Section 10 and Schedule B, neither of Parent or the Purchaser, or, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of either of the foregoing, has effected any transaction in such equity securities during the past 60 days.

   Except as set forth in Sections 10 and 11, neither of Parent nor the Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in Sections 10 and 11, there have been no contacts, negotiations or transactions since February 1, 1996 between Parent or the Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Sections 10 and 11, neither of Parent nor the Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A, has since February 1, 1996 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. Background of the Offer; Contacts with the Company.

   In the ordinary course of its business, Parent is engaged in the ongoing evaluation of potential candidates for acquisitions and strategic transactions. Through that process, in early 1999, Parent identified the Company as a candidate with which it might pursue an acquisition or other strategic transaction.

   In March of 1999, Parent and Salomon Smith Barney began preliminary discussions concerning a possible strategic transaction between Parent and the Company. In April 1999, Parent retained Salomon Smith Barney to act as its financial advisor in connection with its exploration of a possible strategic transaction with the Company.

   On May 4, 1999, Arthur W. Goetschel, the Chairman, President and Chief Executive Officer of Parent telephoned Raymond A. Jean, the President and Chief Executive Officer of the Company. In that conversation, Mr. Goetschel informed Mr. Jean of Parent's interest in exploring a strategic business combination with the Company. Mr. Goetschel then delivered the following letter to Mr. Jean:

                                                                   "May 4, 1999

Mr. Raymond A. Jean
President and Chief Executive Officer
Varlen Corporation
55 Shuman Blvd.
P.O. Box 3089
Naperville, IL 60566-7089

Dear Mr. Jean:

We have been following your company with interest for years. We recognize Varlen as a company with truly unique products and positions in the same important customer markets as our own. The purpose of this letter is to express our interest in meeting with you to discuss a strategic business combination that will benefit both companies, shareholders and employees. This letter summarizes some of the issues presented in our phone conversation earlier today.

Based on a review of public information, we believe that we can propose to purchase all of Varlen's outstanding shares for cash at a price of at least $33.00 per share conditioned upon a satisfactory due diligence review. We would like an opportunity to conduct a brief, confidential and non-invasive due diligence review to confirm the benefits of a business combination. This review may enable us to uncover additional value in the form of greater combination benefits. We have reviewed this transaction with Salomon Smith Barney/Citibank, our financing sources, and we are confident that we can consummate an all-cash transaction in a timely manner without requiring a financing condition.

A combination of AMSTED and Varlen has compelling industrial logic and strong potential for operating synergies. By integrating Varlen's bearings and hydraulic cushioning products with our wheels, trucks and end of car equipment, we can provide a product set to Class 1 railroads unmatched in the industry. In our automotive and truck businesses, we should be able to put together customer solutions unparalleled in the industry while building substantial shareholder value.

While we know you are familiar with our company, we have enclosed additional materials on AMSTED. AMSTED is one of the largest employee-owned companies in the United States, with over $1.25 billion in annual sales, over $160 million in EBITDA prior to ESOP contributions, and minimal outstanding net debt. Since the employee stock ownership plan acquired the Company in March 1986, we have built over $1 billion in shareholder value, a benefit shared by over 4,000 of our employee/shareholders.

Coming from a publicly traded environment, we understand how empowering employees with stock ownership has led to significant benefits for AMSTED. Varlen's non-bargaining U.S. employees will share the benefits of employee ownership as an additional employee benefit. We are proud of our record as excellent partners in other business combinations, providing expanded management opportunities, increased research and development, and improved manufacturing and expansion capabilities. Varlen's decentralized operating unit management style is very similar to AMSTED's, and I would look forward to discussing with you the continuation of Varlen's management team with AMSTED.

We are extremely serious about our proposal and we urge you to meet with us at your earliest convenience. We are convinced that our proposal is in the best interests of both companies' shareholders and other constituencies. It is our desire to work together with you to reach an agreement on a transaction that can be presented to Varlen's shareholders as a joint effort of Varlen's and AMSTED's Boards of Directors.

To move forward, we would like the opportunity to bring our advisors into the process to conduct a due diligence review and negotiate a definitive purchase agreement in a short time period. We look forward to your prompt response. Our current proposal to explore a business combination on these terms remains open only as long as our expression of interest remains confidential.

                                          Sincerely,

                                          Arthur W. Goetschel
                                          Chairman, President and
                                          Chief Executive Officer"


   On the afternoon of May 7, 1999, Mr. Jean telephoned Mr. Goetschel. Mr. Jean stated that the Company's board of directors would discuss Parent's expression of interest in a meeting that afternoon.

   On May 10, Mr. Jean telephone Mr. Goetschel. Mr. Jean stated that the Company's board of directors had not met formally over the May 8 weekend but were expected to meet on May 14.

   Also on May 10, Mr. Goetschel sent the following letter by overnight courier to each of the directors of the Company:

                                                                  "May 10, 1999

[Name and address of director]

Dear [director]:

This letter is being sent to all Varlen directors to request consideration by the Varlen Board of Directors of AMSTED's proposal to acquire Varlen at a significant premium. Based on a review of public documents, we are prepared to pay at least $33.00 per share conditioned upon a satisfactory due diligence review. We believe a due diligence review may enable us to uncover additional value in the form of greater combination benefits.

Although we made an initial approach to Mr. Jean on May 4, we have been unsuccessful in scheduling a meeting. We were informed by Mr. Jean that your Board of Directors would convene to discuss this matter this past weekend, but we have been subsequently notified that you would not be meeting promptly. We believe this proposal merits serious consideration of your Board of Directors.

We are prepared to work with our financial and legal advisors to perform due diligence and negotiate a definitive agreement within a short period of time. We look forward to your prompt response. While we would prefer to work directly with Victor's management and Board of Directors to reach agreement on a transaction, we believe our proposal would be well received by your shareholders. We will notify your shareholders of this proposal Wednesday evening unless the company meets with us before then with the purpose of negotiating a transaction.

This transaction offers a significant premium and immediate liquidity to the shareholders, and offers a price above Varlen's all-time high. In addition, other constituencies stand to benefit significantly including employees and customers. We have reviewed this transaction with our advisors and lenders, Salomon Smith Barney/Citibank, and are confident that we can consummate an all-cash transaction in a timely manner without requiring a financing condition.

We would like to provide you an overview of AMSTED, our financial capacity, the benefits to a business combination, and our approach to completing a transaction. AMSTED is a leading industrial company serving the railroad, construction and building, and industrial markets (including heavy truck). We are a strong proponent of consolidations where we believe we can better serve our customers' needs by providing more complete solutions.

In a combination with Varlen, the industrial logic and synergistic opportunities are particularly compelling. Although AMSTED and Varlen are not direct competitors, AMSTED and Varlen should be able to put together customer solutions unmatched in the railroad, automotive and truck industries while building substantial shareholder value. For example, by coordinating Victor's bearings and hydraulic cushioning products with our wheels, trucks and end of car equipment, we can provide a product set to Class 1 railroads unmatched in the industry.

While you may be familiar with our company, we have enclosed materials on AMSTED. AMSTED is one of the largest employee-owned companies in the United States, with over $1.25 billion in annual sales, over $160 million in EBITDA prior to ESOP contributions, and minimal outstanding net debt. Since the employee stock ownership plan acquired the company in March 1986, we have built over $1 billion in shareholder value, a benefit shared by over 4,000 of our employees.

Coming from a publicly traded environment, we understand how empowering employees with stock ownership has led to significant benefits for AMSTED. Victor's non-bargaining employees will share the benefits of employee ownership. We are proud of our record as excellent partners in other business combinations, providing expanded management opportunities, increased research and development and improved manufacturing and expansion capabilities.

We are convinced that our proposal is in the best interest of both companies' shareholders and other constituencies, and that it is feasible. It is our desire to work together with you to reach an agreement on a transaction that can be presented to Varlen's shareholders as a joint effort of Varlen's and AMSTED's Board of Directors.

                                          Sincerely,

                                          Arthur W. Goetschel"

   On May 11, 1999, Mr. Jean telephoned Mr. Goetschel. In that conversation, Mr. Jean requested that Parent not make any public expression of its interest in pursuing a transaction with the Company while the Company and its advisors evaluated Parent's expression. Mr. Goetschel agreed to take this request under consideration.

   On May 12, 1999, Mr. Goetschel telephoned Mr. Jean to advise that Parent would delay a press release concerning its interest in pursuing a transaction with the Company subject to the Company holding a board meeting on May 14 and the Company's willingness to meet with Parent to negotiate a friendly transaction over the following weekend.

   On May 14, 1999, the respective financial and legal advisors to Parent and the Company met to consider the possibility of negotiating a transaction. The Company's advisors informed Parent's advisors that the Company had not authorized its advisors to negotiate a transaction. The Company's advisors informed Parent's advisors that the Company's board of directors would be meeting over the following weekend to discuss, among other things, commencing negotiations with Parent on Monday, May 17, 1999.

   On May 17, 1999, the Company communicated through its legal advisors that the Company would not be in a position to negotiate a possible transaction prior to 6:00 p.m. local time on May 19, 1999. Also on May 17, 1999, Mr. Goetschel sent the following letter to Mr. Jean:

                                                                  "May 17, 1999

Mr. Raymond A. Jean
President and Chief Executive Officer
Varlen Corporation
55 Shuman Blvd.
Naperville, Illinois 60566-7089

Dear Mr. Jean:

I deeply regret that Varlen has determined not to engage in negotiations with AMSTED toward a combination of the two companies. AMSTED continues to believe that such a combination would be to the benefit of shareholders of both companies. Therefore, AMSTED will announce tomorrow that it intends to commence a tender offer for all shares of Varlen at a price of $35 per share. A copy of the press release is attached hereto as Exhibit A.

AMSTED believes that this offer is fully priced and represents a significant premium to Varlen shareholders over any historical market price. AMSTED understands that Varlen and its advisors may disagree as to the adequacy of this price.

Therefore, AMSTED urges Varlen to permit Varlen shareholders to express their own decision with respect to the offer. The only effective way to empower Varlen shareholders to make their own decision is for the Varlen board of directors to (i) repeal the rights plan and (ii) waive the provisions of
(S)203 of the Delaware Corporation Law, subject, in each case, to a purchase by AMSTED of Varlen stock at a price of $35 per share.

Of course, we remain open to negotiate a consensual transaction.

                                          Very truly yours,

                                          Arthur W. Goetschel"

   Prior to the open of trading on May 18, 1999, the Parent issued a press release stating that it intended to commence an offer to acquire all of the outstanding shares of the Company's Common Stock.

   On May 24, 1999, Parent and the Purchaser commenced the Offer.

11. Purpose of the Offer; Plans for the Company; the Proposed Merger.

   Purpose. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

   The Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect the Proposed Merger, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent, or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law) would be converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

   No final decisions have been made with respect to Parent's plans for the Company if the Proposed Merger is consummated. Such decisions, when made, will be based on Parent's review from time to time of the advisability of certain actions as well as financial and other economic conditions and may include, without limitation, the integration of all or some of the Company's operations with operations conducted by Parent through its subsidiaries and affiliates. Because there is not significant overlap of the Company's business and the businesses conducted by Parent, Parent currently anticipates that substantially all of the Company's businesses would continue to be conducted following consummation of the Offer and the Proposed Merger.

   Parent and the Purchaser are seeking to negotiate with the Company with respect to the acquisition of the Company by Parent through the Purchaser. Parent and the Purchaser reserve the right to amend the Offer upon entering into a merger agreement with the Company.

   In the event that the Purchaser acquires Shares which, together with Shares beneficially owned by the Purchaser and its affiliates, constitute at least 90% of the outstanding Shares, Parent currently intends to transfer (and cause any such affiliates to transfer) the Shares owned by Parent and any such affiliates to the Purchaser to permit the Purchaser to consummate a "short-form" merger pursuant to Section 253 of the DGCL. Section 253 of the DGCL provides that if the Purchaser owns at least 90% of the outstanding Shares, the Purchaser may merge with the Company without approval or any other action on the part of the Board of Directors or the stockholders of the Company. Therefore, if at least 90% of the outstanding Shares are acquired pursuant to the Offer or otherwise, the Purchaser will be able to, and intends to, effect the Proposed Merger without a meeting of holders of Shares.

   If the Purchaser purchases a sufficient number of Shares to satisfy the Minimum Tender Condition, but does not purchase a sufficient number of Shares to effect a "short-form" merger, the Purchaser would seek to effect a merger of the Purchaser with the Company pursuant to Section 251 of the DGCL. Under the Company's Certificate of Incorporation and the DGCL, approval of the Board of Directors of the Company and a vote of at least a majority of the outstanding Shares of the Company entitled to vote thereon would be required to approve such a merger. If the Minimum Tender Condition is satisfied, Purchaser would have a sufficient number of votes to effect the shareholder approval of a merger pursuant to Section 251 of the DGCL, which approval could be effected by a vote at a meeting of shareholders or by written consent. Approval of such a merger would nonetheless also require the approval of the Company's Board of Directors.

   Parent has requested that the Board of Directors of the Company redeem the Rights or otherwise take action to render the Rights inapplicable to the Offer and the Proposed Merger. If the Board of Directors does not do so, in connection with the Offer and the Proposed Merger and in order to satisfy the Rights Condition, Parent and the Purchaser intend, if necessary, to solicit written consents from the holders of Shares to remove the Company's Board of Directors and to elect nominees of the Purchaser as the directors of the Company. As an alternative to or in addition to the solicitation of consents, the Purchaser may seek through the solicitation of proxies from holders of Shares to elect, at an annual or special meeting of the Company's stockholders, nominees of the Purchaser as the directors of the Company. If Parent commences a solicitation of proxies or consents from the holders of Shares and Purchaser's nominees are elected to the Board of Directors of the Company, the Purchaser expects that such nominees will, subject to their fiduciary duties to stockholders of the Company in light of the circumstances then existing, take all necessary action to redeem the Rights and thereby satisfy the Rights Condition, approve the acquisition of Shares pursuant to the Offer and the Proposed Merger, satisfy the Section 203 Condition and authorize the Company to enter into a merger agreement with Parent and the Purchaser to effect the Proposed Merger.

   THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH THE PURCHASER OR PARENT MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

   Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an "Interested Stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with such corporation for three years following the date such person became an Interested Stockholder unless (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans of the corporation that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

   Section 203 provides that during such three-year period the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including without limitation, (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   There can be no assurance that the Board of Directors of the Company will approve the acquisition of Shares pursuant to the Offer and the Proposed Merger for purposes of Section 203.

   THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER BEING APPROVED PURSUANT TO SECTION 203 OR PARENT BEING SATISFIED IN ITS SOLE DISCRETION THAT THE PROVISIONS OF SECTION 203 ARE INVALID OR INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER.

   Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, each holder of Shares whose shares are to be converted in the Proposed Merger and who has neither voted in favor of the Proposed Merger nor consented thereto in writing will be entitled to request an appraisal by the Delaware Court of Chancery of the fair value of such stockholder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, together with a fair rate of interest, if any, and to be paid such amount in cash. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Proposed Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

   If any holder of Shares who demands an appraisal under the DGCL fails to perfect, or effectively withdraws or loses such stockholder's right to an appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the merger consideration pursuant to the Proposed Merger.

   The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

   Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

   Rule 13e-3. The Proposed Merger would have to comply with any applicable federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Proposed Merger.

   Rights Agreement. Set forth on Schedule C is a summary description of the Rights.

   The Offer is conditioned, among other things, on the Rights Condition being satisfied. See Introduction and Section 13. Parent has requested that the Company's Board of Directors redeem the Rights or otherwise take action to render the Rights inapplicable to the Offer and the Proposed Merger, in order to allow stockholders the opportunity to receive the consideration offered pursuant to the Offer. Unless the Rights Condition shall have been satisfied, stockholders will be required to tender all Rights associated with each share of Common Stock tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2. Unless separate certificates for the Rights are issued, a tender of shares of Common Stock will also constitute a tender of the associated Rights. See Section 1.

12. Source and Amount of Funds.

   The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by Purchaser) on a fully diluted basis pursuant to the Offer and the Proposed Merger and to pay related fees and expenses will be approximately $640 million. The Purchaser will obtain these funds from Parent in the form of a capital contribution or loan. Parent will obtain the necessary funds from its internal cash reserves and borrowings under the Credit Agreement described below.

   Parent has entered into a definitive commitment letter dated April 29, 1999 (the "Commitment Letter") with Salomon Smith Barney, Citibank, N.A. ("Citibank"), and Salomon Brothers Holding Company Inc. Pursuant to the Commitment Letter, Salomon Smith Barney and certain of its affiliates have committed to provide to Parent a $600 million unsecured revolving credit facility and a $300 million unsecured term loan facility, each having a term of five years (the "Credit Facilities"), subject to the terms and conditions stated in the Commitment Letter. Under the Commitment Letter, Citibank has reserved the right to syndicate all or part of the Credit Facilities to other financial institutions in consultation with Parent.

   Borrowings under the Credit Agreement may be used by Parent to finance the acquisition of the Company, to refinance Parent's and the Company's existing indebtedness, for working capital needs (including capital expenditures) and for general corporate purposes. The initial borrowing under the Credit Agreement will be subject to the satisfaction of certain conditions, including the negotiation of a definitive credit agreement (the "Credit Agreement") and the closing of the Credit Facilities on or prior to July 31, 1999 (or, with the consent of Citibank, which shall not be unreasonably withheld, August 30,
1999).

   Under the Credit Agreement, Parent will have the option of borrowing funds at variable interest rates based upon a base rate of interest or LIBOR, plus a variable applicable margin, or upon competitive bids requested by Parent made by lenders to whom the Credit Facilities have been syndicated. Interest on loans based on a base rate of interest ("Base Rate Loans") will be payable at the higher of the base rate of interest charged by Citibank and the federal funds rate plus 0.5%. Interest on a loan based on LIBOR ("LIBOR Loans") will be payable at the rate at which deposits in U.S. dollars would be offered by certain reference banks to prime banks in the London interbank market substantially in the same amount and for the same duration as the LIBOR Loan to be made by such reference banks, plus the applicable margin. The applicable margin for LIBOR Loans will be based on Parent's leverage ratio determined quarterly. Depending on the leverage ratio, the applicable margin for LIBOR Loans will vary from 0.525% to 1.25% and the aggregate margin (including facility fees) will vary from 0.625% to 1.75%. In addition, Parent will be required to pay certain acceptance, arrangement, agency and competitive bid fees in the amounts and on the dates set forth in a confidential fee letter dated April 29, 1999 among Parent, Citibank and Salomon Smith Barney.

   The Credit Agreement will contain representations, warranties, conditions to borrowing, covenants (including financial covenants) and events of default customary for facilities of this nature.

   The foregoing description of the terms and conditions of the Commitment Letter is qualified in its entirety by reference to the full text thereof which has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 and is incorporated herein by reference.

   No final decisions have been made concerning the method Parent will employ to repay its borrowings incurred to consummate the Offer. These decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates, stock market and financial and other economic conditions. Furthermore, of course, there can be no assurance that Parent will be able to utilize any one or more of the repayment options or as to the amount that will be available under any of them.

13. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c), the Purchaser shall not be required to pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its sole discretion, extend, terminate or amend the Offer as to any Shares not then accepted for payment if the Minimum Tender Condition, the Section 203 Condition, the Rights Condition or the Antitrust Condition has not been satisfied or, on or after the date of this Offer to Purchase and at or prior to the Expiration Date, any of the following events shall occur:

     (a) there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, (i) which challenges the acquisition by the Purchaser of the Shares, seeks to restrain, delay or prohibit the consummation of the Offer or the transactions contemplated by the Offer, the Proposed Merger or other subsequent business combination or seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer, the Proposed Merger or other subsequent business combination, (ii) which seeks to prohibit or impose material limitations on Parent's or the Purchaser's acquisition, ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the Shares (including, without limitation, the right to vote the Shares purchased by them, on an equal basis with all other Shares, on all matters presented to the stockholders of the Company), or seeks to compel Parent or the Purchaser to dispose of or hold separate all or any portion of their own or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer, the Proposed Merger or other subsequent business combination, (iii) which might adversely affect the Company, Parent or the Purchaser, or any of their respective affiliates or subsidiaries (such an effect, an "Adverse Effect"), or result in a diminution in the value of the Shares or the benefits expected to be derived by Parent or the Purchaser as a result of the transactions contemplated by the Offer and the Proposed Merger (such a diminution, a "Diminution in Value") or (iv) which seeks to impose any condition to the Offer or the Proposed Merger unacceptable to Parent or the Purchaser; or

     (b) other than the waiting periods that must expire or otherwise terminate in satisfaction of the Antitrust Condition, any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer, the Proposed Merger or the transactions contemplated by the Offer or other subsequent business combination that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

     (c) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or might have a materially Adverse Effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, or Parent or the Purchaser shall have become aware of any fact that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

     (d) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or abroad, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vii) a general decline in the market prices of securities of publicly-traded United States companies in the rail, truck and auto components industry; or

     (e) other than the redemption of the Rights, the Company or any subsidiary of the Company shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock other than sales or issuances pursuant to employee stock options disclosed in the Company's publicly available filings with the SEC prior to, and outstanding on, May 4, 1999 (in accordance with the then-existing terms thereof) of any class (including, without limitation, the Common Stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, (B) any other securities in respect of, in lieu of or in substitution for Common Stock outstanding on May 4, 1999 (in accordance with the then-existing terms thereof) or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding shares of Common Stock or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares of Common Stock or any other security, whether payable in cash, securities or other property (other than regular quarterly dividends on the Shares not in excess of $0.05 per Share), (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business consistent with past practice, any material change in its capitalization, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of the Company that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

     (f) the Company or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of incorporation or by-laws or similar organizational documents or the Purchaser shall have learned that the Company or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC; or

     (g) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including the Company or its subsidiaries), or it shall have been publicly disclosed or the Purchaser shall have learned that (i) any person (including the Company or its subsidiaries), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall, other than for bona fide arbitrage purposes, have acquired or proposed to acquire more than five percent of the outstanding Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of the outstanding Shares, other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to May 4, 1999, (ii) any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the outstanding Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than one percent of the outstanding Shares, or shall have been granted any option or right to acquire more than one percent of the outstanding Shares,
  (iii) any new group was, or is, formed which beneficially owns more than five percent of the outstanding Shares, (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the outstanding Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business consistent with past practice) with or involving the Company or any of its affiliates or subsidiaries or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company; or

     (h) the Company and Parent or the Purchaser shall have reached an agreement or understanding that the Offer be terminated or amended or the Purchaser or Parent (or one of their respective affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or similar business combination, or purchase of Shares or assets of the Company; or

     (i) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

     (j) the Company or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise effected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business consistent with past practice or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger; or

     (k) any regulatory approvals and consents applicable to this Offer shall not have been obtained on terms and conditions satisfactory to the Purchaser;

which in the sole judgment of Parent and the Purchaser with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to any such conditions or may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in its sole discretion. The determination as to whether any condition has occurred shall be in the sole judgment of Parent and the Purchaser and will be final and binding on all parties. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

14. Dividends and Distributions.

   If, on or after the date of this Offer to Purchase, the Company should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date of the Offer to Purchase, then, subject to the provisions of Section 13 above, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the price per Share to be paid pursuant to and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

   If, on or after the date of this Offer to Purchase, the Company should declare or pay any cash dividend (other than regular quarterly dividends on the Shares not in excess of $0.05 per Share) or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 13 above, (1) the offer price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by the Purchaser in its sole discretion.

15. Certain Legal Matters.

   General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and the Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

   Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser is subject to these requirements. See Section 2 as to the effect of the HSR Act on the timing of the Purchaser's obligation to accept Shares for payment.

   Pursuant to the HSR Act, Parent expects to file a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Proposed Merger with the Antitrust Division and the FTC on or about May 24, 1999. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act is expected to expire at 11:59 p.m., New York City time, on or about June 8, 1999, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See
Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 for certain conditions to the Offer that could become applicable in the event of such a challenge.

   The acquisition of Shares by the Purchaser pursuant to the Offer may be subject to antitrust laws or regulations in one or more foreign jurisdictions. Such laws or regulations may require notification with respect to the Offer and impose a mandatory waiting period similar to the requirements of the HSR Act.

   Foreign Approvals. The Company owns property or conducts business in various foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Parent will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have a material adverse effect on the financial condition, properties, business, results of operations or prospects of the Company and its subsidiaries taken as a whole or impair Parent, the Purchaser or the Company or any of their respective affiliates, following consummation of the Offer or Proposed Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. See Section 13 for certain conditions to the Offer that could become applicable in the event that any such foreign approvals give rise to the above described effects.

   State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar
v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds: e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

   Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has not approved the acquisition of Shares by Parent or the Purchaser pursuant to the Offer or the Proposed Merger and, therefore, Section 203 of the DGCL is applicable to the Offer and the Proposed Merger. The Offer is subject to the Section 203 Condition. See Section 11.

   The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Proposed Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Proposed Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Proposed Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Proposed Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 13.

   Delaware Chancery Court Litigation. On May 19, 1999, Goldplate Holdings, Inc. ("Plaintiff") filed a purported class action complaint (the "Complaint") against the Company and the members of its board of directors. The Complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County and is captioned Goldplate Holdings, Inc. v. Ernest H. Lorch et al. (Case No. 17172 NC). Plaintiff alleges that it is an owner of Shares and seeks to represent all persons, other than the defendants and those in privity with them, who own Shares.

   Plaintiff alleges that the defendants breached their fiduciary duties to the Company's stockholders by refusing to negotiate with Parent and by refusing to take steps necessary to ensure that the Company's stockholders receive maximum value for their Shares.

   Plaintiff seeks an order declaring its action to be a proper class action and ordering defendants to fulfill their fiduciary duties to the class by (i) cooperating fully with persons having a bona fide interest in proposing a transaction that would maximize shareholder value, including a transaction involving Parent, (ii) undertaking an evaluation of the Company's worth as a merger candidate, (iii) taking appropriate steps to enhance the Company's value and attractiveness as a merger candidate; and (iv) taking appropriate steps to expose the Company to the marketplace to create an active auction process. Plaintiff seeks an order directing the individual defendants to deploy the Rights in a manner that will produce the best value maximizing transaction for the Company's stockholders. Plaintiff also seeks an accounting to the class for damages suffered as a result of the sale of the Company, costs and reasonable attorneys' and experts' fees.

   Parent and the Purchaser are not named in the foregoing proceeding and have had no contacts with Plaintiff.

16. Fees and Expenses.

   Salomon Smith Barney is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent and the Purchaser in connection therewith. Parent and the Purchaser have agreed to pay Salomon Smith Barney as compensation for its services as Dealer Manager and as financial advisor in connection with the Offer a fee of up to $4,000,000, a significant portion of which is contingent upon the completion of an acquisition of the Company, and, in the case of a negotiated transaction, a termination fee not to exceed $4,000,000 based upon any break-up fee received by Parent or the Purchaser. Parent and the Purchaser have agreed to reimburse Salomon Smith Barney for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and have agreed to indemnify Salomon Smith Barney against certain liabilities and expenses in connection with the Offer and the Proposed Merger, including liabilities under the federal securities laws. Salomon Smith Barney is an affiliate of Citibank, which is the agent under the Credit Agreement, and is a party to the Commitment Letter and entitled to receive certain fees in connection therewith. See Section 12.

   The Purchaser has also retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses. The Purchaser will also indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

   The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

   The Purchaser and Parent have filed with the SEC a Statement on Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in
Section 8.

   No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          TRACK ACQUISITION CORPORATION

May 24, 1999

                                                                      SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF AMSTED INDUSTRIES INCORPORATED AND TRACK ACQUISITION INCORPORATED

   The following tables set forth the name, business address, present principal occupation and material positions held within the past five years of each director and executive officer of Amsted Industries Incorporated and the Track Acquisition Incorporated. Each person has a business address at 44th Floor-- Boulevard Towers South, 205 North Michigan Avenue, Chicago, Illinois 60601 and is a citizen of the United States.

       DIRECTORS AND EXECUTIVE OFFICERS OF AMSTED INDUSTRIES INCORPORATED

                                                Present Principal Occupation or
                                                        Employment and
 Name and Citizenship        Office(s)           Five-year Employment History
 --------------------        ---------          -------------------------------
 Arthur W. Goetschel  Chairman; President;     Chairman, President and Chief
                      Chief Executive Officer   Executive Officer of Parent;
                                                Prior to May 1999, President of
                                                Parent. Prior to November 1997,
                                                Vice President of Parent. Prior
                                                to 1995, President of Griffin
                                                Wheel Company division of
                                                Parent.

 Gordon R. Lohman     Director                 Prior to May 1999, Chairman and
                                                Chief Executive Officer of
                                                Parent. Prior to November 1997,
                                                President and Chief Executive
                                                Officer of Parent.

 David B. Whitehurst  Vice President; Director Vice President of Parent.

 Lewis Collens        Director                 President of Illinois Institute
                                                of Technology.

 John M. Dixon        Director                 Chief Executive Partner of
                                                Chapman and Cutler. Prior to
                                                June 1995, Partner of Chapman
                                                and Cutler.

 John E. Jones        Director                 Retired. Prior to February 1996,
                                                Chairman, President and Chief
                                                Executive Officer of CBI
                                                Industries.

 W. Robert Reum       Director                 Retired. Prior to February 1999,
                                                Chairman, President and Chief
                                                Executive Officer of The
                                                Interlake Corporation.

 Richard E. Terry     Director                 Chairman and Chief Executive
                                                Officer of Peoples Energy
                                                Corporation.

 Thomas C. Berg       Vice President; General  Vice President, General Counsel
                      Counsel; Secretary        and Secretary of Parent.

 Joseph W. Newman     Controller               Controller of Parent. Prior to
                                                August 1994, Assistant
                                                Controller of Parent.

 O.J. Sopranos        Vice President           Vice President of Parent.

 Gary B. Montgomery   Vice President; Chief    Vice President and Chief
                      Financial Officer         Financial Officer of Parent.
                                                Prior to August 1994,
                                                Controller of Parent.

 Robert A. Chiappetta Treasurer                Treasurer of Parent. Prior to
                                                December 1998, Controller of
                                                Griffin Pipe Products Co.
                                                division of Parent.

 Byron D. Speice      Vice President           Vice President of Parent. Prior
                                                to January 1999, President of
                                                Diamond Chain Company division
                                                of Parent. Prior to October
                                                1995, Senior Vice President of
                                                Operations of Diamond Chain
                                                Company division of Parent.

       DIRECTORS AND EXECUTIVE OFFICERS OF TRACK ACQUISITION INCORPORATED

                                                Present Principal Occupation or
      Name and                                           Employment and
     Citizenship             Office(s)            Five-year Employment History
     -----------             ---------          -------------------------------
 Arthur W. Goetschel Chairman; President        Chairman, President and Chief
                                                 Executive Officer of Parent;
                                                 Prior to May 1999, President
                                                 of Parent. Prior to November
                                                 1997, Vice President of
                                                 Parent. Prior to 1995,
                                                 President of Griffin Wheel
                                                 Company division of Parent.

 Thomas C. Berg      Vice President; Secretary; Vice President, General Counsel
                     Director                    and Secretary of Parent.

 O.J. Sopranos       Director                   Vice President of Parent.

                                                                      SCHEDULE B

                             ACQUISITIONS OF SHARES

                                                                         Average Price per
   Date of Purchase             Number of Shares                               Share
   ----------------             ----------------                         -----------------
     May 6, 1999                      100                                     $28.00

                                                                     SCHEDULE C

                              VARLEN CORPORATION

                            STOCKHOLDER RIGHTS PLAN

                               Summary of Rights

   On June 17, 1996, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.10 per share, of the Company (the "Common Stock"). The dividend was payable at the close of business on July 15, 1996 to the stockholders of record on July 1, 1996 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the "Preferred Stock") at an adjusted price of $72.00 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to further adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of June 17, 1996, as amended (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

   Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate together with a copy of the Summary of Rights.

   The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

   The Rights are not exercisable until the Distribution Date. The Rights will expire on June 16, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

   The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred

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Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

   The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

   Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $100 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a minimum preferential payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

   Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

   In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the exercise price of the Right.

   In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right.

   At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of Common Stock or Preferred Stock (or a series of the Company's preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of Common Stock, or a fractional share of Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

   With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock or Common Stock will be issued (other than fractions of Preferred Stock which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Preferred Stock or the Common Stock.

   At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The

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redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   For so long as the Rights are then redeemable, the Company may, except with respect to the redemption price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the redemption price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

   Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

   The foregoing is a summary of certain principal terms of the Rights and is qualified in its entirety by reference to the detailed terms of the Rights Agreement as amended. The foregoing is based upon the Company's public filings with the SEC.

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   Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

       By Hand:                     By Mail:        By Overnight Courier:
    Citibank, N.A.               Citibank, N.A.         Citibank, N.A.
Corporate Trust Window            P.O. Box 685     915 Broadway, 5th Floor
 111 Wall Street, 5th         Old Chelsea Station  New York, New York 10010
         Floor              New York, New York 10113
  New York, New York
         10043

              Facsimile For Eligible Institutions: (212) 505-2248
                   To Confirm Facsimile Only: (800) 270-0808

   Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                 Banks and Brokers Call Collect (212) 750-5833
                    All Others Call Toll Free (888) 750-5834

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY

                            Seven World Trade Center
                            New York, New York 10048